Exhibit 21.0

Vermillion, Inc. Subsidiaries

December 31, 2019

SPiRA L
Subsidiary	State/Country of Incorporation/Formation

IllumeSys Pacific, Inc........................................................	California
Ciphergen Technologies, Inc..............................................	California
ASPiRA Labs, Inc................................................................	Delaware
ASPiRA IVD, Inc................................................................	Delaware